UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): August 1, 2008

COUGAR BIOTECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33871	20-2903204
(Commission File Number)	(IRS Employer Identification No.)

10990 Wilshire Blvd, Suite 1200

Los Angeles, CA 90024

(Address of principal executive offices) (Zip Code)

(310) 943-8040

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 1, 2008, the Board of Directors of Cougar Biotechnology, Inc. (the “Company”) approved certain modifications to the compensation of Dr. Arturo Molina, our Senior Vice President of Clinical Research & Development, and to Dr. Richard Phillips, our Senior Vice President, Regulatory and Quality Assurance.

Dr. Molina’s annualized base salary was increased to $340,000 and he continues to be eligible for an annual performance-based bonus of up to 30% of his base salary. In addition, Dr. Molina was awarded, pursuant to the Company’s 2003 Stock Option Plan (the “2003 Plan”), a 10-year stock option to purchase 65,000 shares of the Company’s common stock at an exercise price of $34.09, the closing sale price of the Company’s common stock on August 1, 2008. The right to purchase the shares subject to the option vests in four equal annual installments commencing on the first anniversary of the grant date. Further, Dr. Molina was also promoted to Chief Medical Officer of the Company.

The Company also awarded to Dr. Phillips, pursuant to the 2003 Plan, a 10-year stock option to purchase 60,000 shares of common stock, which is also exercisable at a price per share of $34.09. The right to purchase the shares subject to the option vests in four equal annual installments commencing on August 1, 2009. The stock options awarded to Drs. Molina and Phillips are each evidenced by a stock option agreement in the form attached as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed September 12, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 6, 2008	Cougar Biotechnology, Inc.

	By:	/s/ Charles R. Eyler
Charles R. Eyler
Vice President, Finance